EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rubio’s Restaurants, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-159550, 333-79003, 333-84440, 333-86540, 333-115959, 333-124652, 333-133359, and 333-143545) on Forms S-8 of Rubio’s Restaurants, Inc. of our report dated March 26, 2010, with respect to the consolidated balance sheets of Rubio’s Restaurants, Inc. as of December 27, 2009 and December 28, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 27, 2009, which report appears in the December 27, 2009 annual report on Form 10-K of Rubio’s Restaurants, Inc.

/s/ KPMG LLP
San Diego, California
March 26, 2010